Exhibit 16.1

July 31, 2015

Securities & Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by Scrips America, Inc. in Item 4.01 of its Form 8-K dated July 31, 2015, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

/s/ Freidman LLP

East Hanover, New Jersey